Exhibit 99.1

Lisata Therapeutics Reports Third Quarter 2022 Financial Results and Provides Business Update

Conference call scheduled for today at 4:30 p.m. Eastern time

•Post-merger profile describes rich clinical development pipeline backed by solid financial situation
•Qilu Pharmaceutical Phase 1b/2 study of LSTA1 in China ongoing; Preliminary data expected in the second half of 2023
•Phase 2b study of LSTA1 in Australia/New Zealand (ASCEND) and LSTA1 Phase 1b/2 study in the U.S. (CENDIFOX) remain on track to complete enrollment in late 2023/early 2024; Data expected in 2024
•Company expects to initiate clinical trials of LSTA1 in the first half of 2023 for the treatment of various solid tumors and additional combination therapies, with multiple key milestones anticipated in the next 12 to 24 months
BASKING RIDGE, NJ (November 10, 2022) – Lisata Therapeutics, Inc. (Nasdaq: LSTA) (“Lisata” or the “Company”), a clinical-stage pharmaceutical company developing innovative therapies for the treatment of advanced solid tumors and other serious diseases, today announced its financial results for the three and nine months ended September 30, 2022 and provided a business update.
"We are excited to report our first quarter as Lisata Therapeutics following the merger of Caladrius Biosciences and Cend Therapeutics,” stated David J. Mazzo, Ph.D., Chief Executive Officer of Lisata. “The team has made tremendous progress over the past few months and now, as Lisata, we are building an enduring pharmaceutical company for the treatment of diseases with significant unmet medical needs. As such, our primary focus is the advancement of our clinical development pipeline of candidates targeting oncology and ischemic disease indications. LSTA1, our lead investigational product candidate from the CendR Platform™, is the subject of multiple planned and ongoing clinical trials being conducted globally in a variety of solid tumor types and in combination with several chemotherapy and immunotherapy anti-cancer regimens. We believe that LSTA1 has the potential to become an integral part of a revised standard-of-care therapy for many difficult to treat cancers. Recent guidance from the U.S. Food and Drug Administration has given us further direction on what would be required for registration. We have discussed this guidance with our development partners and we are planning adjustments to protocols, including the modification and expansion of ongoing studies.
Dr. Mazzo continued, “Overall, we’re invigorated by the promise of our platform technologies and pipeline of product and partnering opportunities and look forward to providing updates on our progress in the coming months.”
Development Portfolio Update
LSTA1 as a treatment for solid tumor cancers in combination with other anti-cancer agents
LSTA1, formerly known as CEND-1, is an investigational drug that actuates the CendR active transport mechanism while also having the potential to modify the tumor microenvironment (“TME”) and make is less immunosuppressive. It is targeted to tumor vasculature by its affinity for alpha-v, beta-3 and beta-5 integrins that are selectively expressed in tumor vasculature, but not healthy tissue. LSTA1 is a specific cyclic internalizing RGD (“iRGD”) peptide that, once bound to these integrins, is cleaved by proteases expressed in tumors to release a peptide fragment, called a CendR fragment, which binds to a second receptor, called neuropilin-1, to activate a novel uptake pathway that allows anticancer drugs to more selectively penetrate solid tumors. The ability of LSTA1 and iRGD peptides to modify the TME to enhance delivery and efficacy of co-administered drugs has been demonstrated in models of a range of solid tumors with the results from Lisata, collaborators and research groups around the world having been the subject of over 200 scientific publications. Lisata and its collaborators have also amassed significant non-clinical data demonstrating enhanced delivery of a range of emerging anti-cancer therapies, including immunotherapies and RNA-based therapeutics. Clinically, LSTA1 has demonstrated favorable safety, tolerability, and activity in clinical trials to enhance delivery of standard-of-care chemotherapy for pancreatic cancer. Lisata is exploring the potential of LSTA1 to enable a variety of treatment modalities to treat a range of solid tumors more effectively. Currently, LSTA1 is the subject of Phase 1b/2a and 2b clinical studies being conducted globally in various solid tumors, including metastatic pancreatic ductal adenocarcinoma, in combination with a variety of anti-cancer regimens. The combination of LSTA1 with corresponding standards-of-care in other solid tumor indications is planned for clinical study in the first half of 2023.
HONEDRA® (LSTA12, aka CLBS12) for the treatment of critical limb ischemia (“CLI”)
HONEDRA® is the Company’s SAKIGAKE-designated product candidate for the treatment of CLI and Buerger’s disease in Japan, which is now in the pre-consultation phase of the registration process with the Pharmaceuticals and Medical Devices Agency (“PMDA”) in Japan. Data from the follow-up of all patients completed in the registration-eligible clinical trial in Japan have been compiled and are being reviewed by the PMDA, after which the PMDA is expected to provide important perspective to be considered in preparation for the formal consultation meetings which precede the Japanese new drug application. If successful in the pre-consultation process, Lisata expects formal clinical consultation to occur by mid-year 2023. Concomitantly, the Company is focusing its efforts to secure a Japanese partner to complete the remaining steps to produce registration in Japan.
XOWNA® (LSTA16, aka CLBS16) for the treatment of coronary microvascular dysfunction (“CMD”)
XOWNA® is an experimental regenerative therapy for the treatment of CMD. It was the subject of a positive Phase 2a study (the “ESCaPE-CMD trial”) reported in 2020 and is currently being evaluated in a U.S. Phase 2b study (the “FREEDOM Trial”). The FREEDOM Trial was originally designed as a 105-patient double-blind, randomized, placebo-controlled trial to further evaluate the efficacy and safety of intracoronary delivery of autologous CD34+ cells (XOWNA®) in subjects with CMD and without obstructive coronary artery disease and was expected to complete enrollment in approximately 12 months. As previously disclosed, enrollment in the FREEDOM Trial initially proceeded as planned with the first patient treated in January 2021; however, the impact of the COVID-19 pandemic in the U.S., coupled with supply chain issues associated with the catheters used for diagnosis of CMD and/or administration of XOWNA®, as well as with a contrast agent typically used in many catheter laboratories, have made and continue to make enrollment much slower than originally predicted and challenging to accelerate. As a result, the Company announced that enrollment in the FREEDOM Trial had been suspended and that it intended to conduct an interim analysis of the data from not less than the first 20 patients enrolled using the 6-month follow-up data to evaluate the efficacy and safety of XOWNA® in subjects with CMD. Following the analysis of results of the FREEDOM Trial subjects completing 6-month follow-up along with Key Opinion Leaders’ input, the Company’s board of directors determined that execution of a redesigned FREEDOM-like trial would be the appropriate next step, but the cost of such a trial would be prohibitively expensive to undergo alone and without a strategic partner. Accordingly, the Company’s board of directors concluded that XOWNA® development will only be continued if a strategic partner that can contribute the necessary capital for a redesigned trial is identified and secured.
LSTA201 (aka CLBS201) for the treatment of diabetic kidney disease (“DKD”)
Progressive kidney failure is associated with attrition of the microcirculation of the kidney. Preclinical studies in kidney disease and injury models have demonstrated that protection or replenishment of the microcirculation results in improved kidney function. Based on these observations, the Company initiated a Phase 1b, open-label, proof-of-concept trial evaluating LSTA201, a CD34+ regenerative cell therapy investigational product for intra-renal artery administration in patients with DKD. Patients selected for the study are in the pre-dialysis stage of kidney disease and exhibit rapidly progressing stage 3b disease. The protocol provides for a cohort of six patients overseen by an independent Data Safety Monitoring Board with the objective of determining the tolerance of intra-renal cell therapy injection in DKD patients as well as the ability of LSTA201 to regenerate kidney function. A key read-out of data will occur at the 6-month follow-up visit for all patients. The Company treated the first patient in April 2022 and completed treatment for all six subjects during the third quarter of 2022. Top-line data is anticipated from all subjects by the first quarter of 2023.
Third Quarter 2022 Financial Highlights
Research and development expenses were approximately $3.4 million for the three months ended September 30, 2022, compared to $4.1 million for the three months ended September 30, 2021, representing a decrease of $0.7 million or 18.1%. This was primarily due to a decrease in expenses associated with our XOWNA® Phase 2b study (the FREEDOM Trial) as a result of the suspension in enrollment which commenced in the second quarter of 2022 and study close out activities in the third quarter of 2022, a decrease in expenses associated with HONEDRA® in Japan related to study close out costs partially offset by the addition of Chemistry, Manufacturing, and Controls (“CMC”) activities for LSTA1, and enrollment activities for Australasian Gastrointestinal Trials Group (“AGITG”) ASCEND study. Research and development in both periods related to:
•expenses associated with our XOWNA® Phase 2b study (the FREEDOM Trial);

•expenses associated with our registration-eligible study for HONEDRA® in CLI in Japan as well as corresponding regulatory discussions and support expenses;
•expenses associated with the preparation of our filing of an Investigational New Drug Application, as well as study execution expenses for the clinical study of LSTA201 for treatment of DKD, a Phase 1b, open-label, proof-of-concept trial which includes six subjects in total;
•expenses associated with the addition of CMC activities for LSTA1, enrollment activities for the LSTA1 Phase 2b ASCEND study and preparatory activities associated with the design of a planned LSTA1 proof-of-concept basket trial in various solid tumors and in combination with the corresponding standards of care.
General and administrative expenses, which focus on general corporate related activities, were $3.9 million for the three months ended September 30, 2022, compared to $2.8 million for the three months ended September 30, 2021, representing an increase of 39%. This increase was primarily due to an increase in equity expense as a result of performance stock unit vesting, a one-time merger option assumption expense and departing board member restricted stock unit vesting in addition to an increase in expenses associated with our annual stockholder meeting and the merger.
Net losses were $37.4 million for the three months ended September 30, 2022, compared to $6.9 million for the three months ended September 30, 2021.
Balance Sheet Highlights
As of September 30, 2022, the Company had cash, cash equivalents and marketable securities of approximately $75.5 million.
Conference Call Information
Lisata will hold a live conference call today, November 10, 2022, at 4:30 p.m. Eastern time to discuss financial results, provide a business update and answer questions.
The Company is utilizing a new conference call service. Those wishing to participate must register for the conference call by way of the following link: https://register.vevent.com/register/BIb133855aa28547eda1ae5e1e1da0559c. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.
A live webcast of the call will also be accessible under the Investors & News section of Lisata’s website (available at this link: https://ir.lisata.com) and will be available for replay beginning two hours after the conclusion of the call for 12 months.
About Lisata Therapeutics
Lisata Therapeutics is a clinical-stage pharmaceutical company dedicated to the discovery, development, and commercialization of innovative therapies for the treatment of advanced solid tumors and other major diseases. Lisata’s lead investigational product candidate, LSTA1 (formerly known as CEND-1), is designed to modify the tumor microenvironment by activating a novel uptake pathway that allows anti-cancer drugs to penetrate solid tumors more effectively. LSTA1 actuates an active transport system in a tumor-specific manner, resulting in systemically co-administered anti-cancer drugs more efficiently penetrating and accumulating in the tumor, while normal tissues are not affected. LSTA1 has demonstrated favorable safety, tolerability, and activity in clinical trials to enhance delivery of standard-of-care chemotherapy for pancreatic cancer. Lisata and its collaborators have also amassed significant non-clinical data demonstrating enhanced delivery of a range of emerging anti-cancer therapies, including immunotherapies and RNA-based therapeutics. Lisata is exploring the potential of LSTA1 to enable a variety of treatment modalities to treat a range of solid tumors more effectively. In addition, Lisata also has clinical development programs based on its autologous CD34+ cell therapy technology platform. For more information on the Company, please visit www.lisata.com.
Forward-Looking Statements
This communication contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Lisata or its management, may identify forward-looking statements.

Examples of forward-looking statements include, but are not limited to, statements relating to the long-term success of Lisata’s recently completed merger (the “Merger”) with Cend Therapeutics, Inc. (“Cend”), including the ongoing integration of Cend’s operations; Lisata’s continued listing on the Nasdaq Capital Market; expectations regarding the capitalization, resources and ownership structure of Lisata; the approach Lisata is taking to discover and develop novel therapeutics; the adequacy of Lisata’s capital to support its future operations and its ability to successfully initiate and complete clinical trials; and the difficulty in predicting the time and cost of development of Lisata’s product candidates. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the ongoing COVID-19 pandemic on Lisata’s business, the safety and efficacy of Lisata’s product candidates, decisions of regulatory authorities and the timing thereof, the duration and impact of regulatory delays in Lisata’s clinical programs, Lisata’s ability to finance its operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of Lisata’s scientific studies, Lisata’s ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in Lisata’s markets, the ability of Lisata to protect its intellectual property rights; unexpected costs, charges or expenses resulting from the Merger; potential adverse reactions or changes to business relationships resulting from the completion of the Merger; potential underperformance of Lisata’s business following the Merger as compared to management’s initial expectations; and legislative, regulatory, political and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in Lisata’s Annual Report on Form 10-K filed with the SEC on March 22, 2022 and Exhibit 99.2 to Lisata’s Amendment No. 1 to Current Report on Form 8-K filed on October 4, 2022, and in other documents filed by Lisata with the Securities and Exchange Commission. Except as required by applicable law, Lisata undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Investors and Media:
Lisata Therapeutics, Inc.
John Menditto
Vice President, Investor Relations and Corporate Communications
Phone: 908-842-0084
Email: jmenditto@lisata.com

- Tables to Follow -

Lisata Therapeutics, Inc.
Selected Financial Data
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
(in thousands, except per share data)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Research and development	$3,380	$4,125	$9,898	$13,530
In-process research and development	30,393	—	30,393	—
General and administrative	3,947	2,843	10,770	8,671
Total operating expenses	37,720	6,968	51,061	22,201
Operating loss	(37,720)	(6,968)	(51,061)	(22,201)
Investment income, net	337	41	496	111
Other expense, net	—	—	(149)	(90)
Net loss before benefit from income taxes and noncontrolling interests	(37,383)	(6,927)	(50,714)	(22,180)
Benefit from income taxes	—	—	(2,479)	(1,508)
Net loss attributable to Lisata Therapeutics, Inc. common stockholders	$(37,383)	$(6,927)	$(48,235)	$(20,672)

Basic and diluted loss per share attributable to Lisata Therapeutics, Inc. common stockholders	$(7.88)	$(1.74)	$(11.28)	$(5.76)
Weighted average common shares outstanding	4,747	3,974	4,276	3,587

			September 30, 2022	December 31, 2021
			(unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities			$75,530	$94,970
Total assets			78,529	97,008
Total liabilities			6,758	5,008
Total equity			71,771	92,000

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